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Exhibit No. 99


Citrix Purchases Additional Technologies

New Technologies to Enhance Citrix Thin-Client/Server Products and Advance Strategy for Enterprise Application Deployment

FORT LAUDERDALE, Fla. -- January 12, 1998 --

Citrix Systems, Inc. (Nasdaq:CTXS) today announced it has signed a definitive agreement to acquire certain software technologies and assets of Insignia Solutions (Nasdaq:INSGY), including Macintosh and UNIX ICA(R)-based clients,
X.11 driver technology, Keoke technology, and all modifications and technology enhancements to WinFrame(R) thin-client/server software marketed under Insignia's NTRIGUE brand name, as well as transfer engineering resources necessary for ongoing product development. The transaction, which is subject to customary closing conditions, is expected to close later this month.

Today's announcement advances Citrix's strategy for delivering universal access to Windows-based applications-- regardless of client hardware, operating platform or network connection. The acquisition of Insignia's technologies will provide a basis for further expanding Citrix's own ICA-based client offerings to include additional, non-Intel device platforms such as Macintosh computers and UNIX workstations.

"The technologies we will be purchasing will provide a basis for enhancing the capabilities of our thin-client/server software products, making it easier for customers to extend the reach of Windows-based applications to any type of client device," said Roger W. Roberts, President and CEO of Citrix. "This is an important milestone for our cross-platform client strategy, and it further strengthens our ability to enhance key thin-client/server technologies, such as our ICA protocol."

The aggregate purchase price is approximately U.S. $17.5 million and the acquisition will be accounted for as a purchase. A substantial portion of the purchase price is expected to be allocated to purchased in-process research and development for which the company expects to incur a one-time charge to its operations, amounting to approximately U.S. $16 million, in the quarter ending March 31, 1998.

Pricing, packaging and availability of new products and enhancements based upon former Insignia technologies will be announced at a later date. Approximately one-half of the Insignia development team will join Citrix at the company's new research and development center in High Wycombe, England. Citrix intends to provide Insignia NTRIGUE customers a migration path to its current WinFrame software as well as its thin-client/server software for the Windows NT Server
4.0 environment, currently code-named "pICAsso."

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About Citrix

Founded in 1989, Citrix Systems, Inc. is a leader in system software for thin-client/server computing. The WinFrame(R) product line and Independent Computing Architecture (ICA(R)) thin-client/server technology are marketed through a worldwide business alliance of value-added resellers, system integrators, OEM licensees and industry associates. Citrix is based in Fort Lauderdale, Fla. and is traded on the Nasdaq National Market under the symbol CTXS. For more information, please visit the Citrix website at http://www.citrix.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding current or future financial performance, management's plans and objectives for future operations, product plans and performance, management's assessment of market factors, as well as statements regarding the strategy and plans of the company and its strategic partners, constitute forward-looking statements which involve risks and uncertainties, including, without limitation, the successful and timely development, integration and introduction of the Insignia Solutions' technology into the Company's existing or future products, market acceptance of the Company's new or enhanced products; and the impact of competitive products and pricing, in addition to risks associated with the company's reliance upon its strategic relationships with Microsoft and other strategic partners, dependence upon broad-based acceptance of the company's ICA protocol, management of growth, the possibility of undetected software errors, and dependence on proprietary technology. For a more detailed description of the risk factors associated with the company, please refer to the company's 1996 Form 10-K and its Form 10-Q for the quarter ended September 30, 1997 filed with the Securities and Exchange Commission.